Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

Discover Bank

Discover Card Master Trust I

The undersigned, a duly authorized representative of Discover Bank (the “Bank”), pursuant to Section 3.07(c) of the Amended and Restated Pooling and Servicing Agreement dated as of November 3, 2004, as amended on or prior to the date hereof (the “Pooling and Servicing Agreement”) by and between the Bank and U.S. Bank National Association, as trustee (the “Trustee”) hereby certifies that:

(a)	A review of the activities of Discover Bank during the fiscal year ended November 30, 2009 and of its performance under the Pooling and Servicing Agreement was made under my supervision.

(b)	To the best of my knowledge, based on such review, the Bank has fulfilled all of its obligations in all material respects under the Pooling and Servicing Agreement throughout the fiscal year ended November 30, 2009.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 23rd day of February 2010.

By:	/s/ Michael F. Rickert
Michael F. Rickert, Vice President, Chief Financial Officer and Treasurer

Discover Bank, Master Servicer and Servicer of Discover Card Master Trust I